Exhibit 10.89

DIRECTORS & EXECUTIVE OFFICERS

STOCK OWNERSHIP POLICY

PURPOSE

Cortex Pharmaceuticals, Inc. (“Company”) has adopted a common stock ownership policy (the “Policy”) for members of the Board of Directors (“Directors”) and executive officers (“Executives”). The Policy was approved by the Board of Directors on December 16, 2004 to better align the interests of the Company’s Directors and Executives with the financial interests of the shareholders of the Company, to create ownership focus, and to build long term commitment.

POLICY

The Policy requires the Directors and Executives of the Company to establish and hold specified stock ownership levels in the Company within a defined period of time following the implementation of this Policy or from the date of hire or promotion to these roles after the Policy effective date, if later.

1.	Each non-executive Director must purchase and hold no less than 30,000 common shares of the Company within three years after the effective date of the Policy or his/her date of election to the Board, if later.

2.	Each Executive must purchase and hold no less than 30,000 common shares of the Company within three years after the effective date of the Policy or his/her date of hire or promotion to the role, whichever is later.

3.	The following guidelines and rules apply for purposes of the Policy:

A.	If any Director does not obtain the required common share ownership within the required period, and maintain it thereafter, any Director’s fees owing to that Director will be withheld and not paid to the Director until his/her common share ownership level has been increased to meet the required level;

B.	If any Executive does not obtain the required common share ownership within the required period, and maintain it thereafter, any salary increase and/or bonus payments earned by the Executive as applicable will be withheld and not paid to the Executive until his/her common share ownership level has been increased to meet the required target level.

C.	Until the required ownership levels are met, it is expected that any exercise of outstanding options to purchase common shares will be used to increase the individual’s required Company common share holdings;

D.	All stock trades (purchases and sales) of common shares of the Company by the Directors and Executives must be made in strict adherence with the Company’s Insider Trading Guidelines and relevant securities laws.

E.	The Board of Directors may make temporary exceptions to the required ownership levels for Directors and the Chief Executive Officer. The Chief Executive Officer may make temporary exceptions to the required ownership levels for other Executives in the event of hardship.